Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Announces Expiration and Results of Put Option for

4.50% Convertible Senior Notes due 2023

New York, NY – March 17, 2008 – The Interpublic Group of Companies, Inc. (NYSE: IPG) today announced that holders of $190,795,000 in aggregate principal amount of its 4.50% Convertible Senior Notes due 2023 (the "Notes") validly delivered purchase notices for their Notes prior to the expiration of their right, pursuant to the terms of the Notes, to require Interpublic to purchase their Notes for cash (the "Put Option"). The Put Option expired at midnight, New York City time, on March 14, 2008. Interpublic has accepted for purchase all of the Notes for which a purchase notice was validly delivered. The purchase price for the Notes pursuant to the Put Option was $1,000 in cash per $1,000 principal amount of Notes, and the aggregate purchase price for all the Notes for which a purchase notice was validly delivered was $190,795,000. Following Interpublic’s purchase of Notes pursuant to the Put Option, $9,205,000 in aggregate principal amount of the Notes remains outstanding.

Prior to delivery of a purchase notice, the Notes purchased pursuant to the Put Option had been convertible into 80.5153 shares of Interpublic's common stock per $1,000 principal amount of the Notes, and the aggregate $190,795,000 principal amount purchased by Interpublic had been convertible into an aggregate 15,361,916 common shares.

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Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax